Exhibit 10.41

Certain identified information in this document has been excluded because it is both (i) not material and (ii) the type that the registrant treats as private or confidential, and has been marked with “[***]” to indicate where omissions have been made.

OPTION AND LICENSE AGREEMENT

This Option and License Agreement (the “Agreement”) is made and entered into effective as of August 10, 2020 (the “Effective Date”), by and between GigaGen, Inc., a Delaware corporation (“GigaGen”), having a place of business at 1 Tower Place, Suite 750, South San Francisco, CA 94080, and Kineta, Inc., a Washington corporation (“Kineta”), having a place of business at 219 Terry Avenue North, Suite 300, Seattle, WA 98109. GigaGen and Kineta are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals

Whereas, GigaGen owns or has rights to certain expertise, technology and intellectual property regarding the discovery and optimization of antibodies, and has identified certain antibodies targeting VISTA;

Whereas, Kineta is a clinical stage biotechnology company with expertise in immunology and oncology;

Whereas, GigaGen and Kineta are parties to that certain Material Transfer Agreement, dated August 19, 2019 (the “MTA”), pursuant to which the Parties are conducting an Initial Evaluation Plan and a Go Decision Evaluation Plan (each as defined in the MTA) to evaluate certain antibodies identified by GigaGen that target VISTA;

Whereas, as of the Effective Date, Kineta has completed the Initial Evaluation Plan under the MTA and designated the evaluation program with a Go Decision (as referenced in the MTA), and the Parties have agreed that Kineta will pay the corresponding payment to GigaGen upon entry into this Agreement and not under the MTA;

Whereas, under the MTA, GigaGen granted Kineta an exclusive option to obtain an exclusive license under GigaGen’s intellectual property rights to develop, manufacture and commercialize six (6) of such antibodies and derivatives thereof, which option would be exercisable by Kineta at any time after Kineta’s decision to conduct the Go Decision Evaluation Plan and for thirty (30) days after completion thereof, by written notice from Kineta to GigaGen selecting the licensed antibodies;

Whereas, the Parties have agreed to terminate the MTA and continue the additional evaluation of the GigaGen Antibodies under this Agreement instead, with such exclusive option to Kineta being exercisable under this Agreement; and

Whereas, subject to Kineta’s exercise of its option by written notice to GigaGen, GigaGen desires to grant Kineta an exclusive license, and Kineta desires to obtain from GigaGen an exclusive license, to develop, manufacture and commercialize certain antibodies targeting VISTA, on the terms and conditions set forth in this Agreement.

Now Therefore, in consideration of the foregoing and the covenants and promises contained herein, the Parties agree as follows:

Article 1

Definitions

As used herein, the following terms shall have the following meanings:

1.1          “AAA Rules” has the meaning set forth in Section 11.4(a).

1.2

“Affiliate” means, with respect to a particular Party, a person, corporation, partnership or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity or by contract or otherwise. For the purposes of this Agreement, neither Grifols, S.A. nor any subsidiary of Grifols, S.A. is an Affiliate of GigaGen.

1.3          “Assigned Joint Study IP” has the meaning set forth in Section 6.2.

1.4          “Assigned Joint Study Patents” has the meaning set forth in Section 6.2.

1.5          “Biosimilar Product” means, with respect to a Licensed Product and on a country-by-country basis, a product that (a) is marketed for sale in such country by a Third Party (not licensed, supplied or otherwise authorized by Kineta or its Affiliates or Sublicensees); (b) contains, as an active ingredient, the Licensed Antibody in such Licensed Product or a molecule that is highly similar to such Licensed Antibody (as described in 42 U.S.C. §262(i)); and (c) obtained marketing approval in a country in the Territory by means of a procedure that relies (i) in whole or in part on the data contained in the BLA for such Licensed Product submitted by Kineta or its Affiliate or Sublicensee in such country, or (ii) on establishing biosimilarity or biocomparability to such Licensed Product.

1.6          “BLA” means (a) a Biologics License Application filed with the FDA for marketing approval of a Licensed Product, or any successor applications or procedures, and all supplements and amendments that may be filed with respect to the foregoing, and (b) similar filings outside the United States with applicable Regulatory Authorities, including the EMA. BLA excludes Pricing Approvals.

1.7          “Claims” has the meaning set forth in Section 9.1.

1.8

“Combination Product” means a product in which one or more pharmaceutically active ingredients that are not Licensed Antibodies are sold in combination with a Licensed Antibody, whether co-formulated, co-packaged or separately packaged, for a single price. Such other pharmaceutically active ingredient(s) are referred to as the “Other Licensed Product(s)”.

1.9

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by Kineta to develop or commercialize a Licensed Product, reasonable, good faith efforts to accomplish such objective as Kineta would normally use to accomplish a similar objective under similar circumstances, for a similar biological product owned by it or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential, taking into account all relevant scientific, technical, regulatory and commercial factors, including efficacy, safety, approved labeling, product profile, supply issues, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, profitability (including pricing and reimbursement) and the likelihood of Regulatory Approval given the regulatory structure involved.

1.10

“Confidential Information” means, with respect to a Party, all Information of such Party that is disclosed to the other Party under this Agreement, whether disclosed in oral, written, graphic or electronic form. In addition, all Information disclosed by a Party pursuant to the Mutual Nondisclosure Agreement between the Parties dated April 8, 2019 (the “Confidentiality Agreement”), and all Confidential Information (as defined in the MTA) of a Party under the MTA shall be deemed to be such Party’s Confidential Information hereunder. Kineta’s Confidential Information will include all Results (as defined in the MTA) disclosed by Kineta to GigaGen.

1.11

“Control” means, with respect to any material, Information or intellectual property right, that a Party (a) owns or (b) has a license (other than a license granted to such Party under this Agreement) to such material, Information or intellectual property right and, in each case, has the ability to grant to the other Party access, a license or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other legally enforceable arrangement with any Third Party.

1.12

“Cover” means, with respect to a claim of a Patent and a particular subject matter, that such claim would be infringed, absent a license, by the manufacture, use, offer for sale, sale or importation of such subject matter (considering claims of patent applications to be issued as then pending).

1.13        “Covering Claim” has the meaning set forth in Section 4.5(b).

1.14        “Disputes” has the meaning set forth in Section 11.2.

1.15        “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

1.16        “EMA” means the European Medicines Agency or any successor entity.

1.17        “Engineering Batch Release” means the earlier of: (a) release of a batch of at least twenty-five (25) grams of any Licensed Antibody made prior to production of any GMP batch thereof, to demonstrate that the manufacturing process will perform reproducibly and reliably, but that is not in accordance with GMP; or (b) initiation of the manufacture of the first batch of any Licensed Antibody that is manufactured in accordance with GMP.

1.18        “Exclusivity Period” has the meaning set forth in Section 2.4.

1.19        “FDA” means the United States Food and Drug Administration or any successor entity.

1.20        “Federal Arbitration Act” has the meaning set forth in Section 11.4(b).

1.21

“Field” means any and all therapeutic, prophylactic and diagnostic uses, including the treatment of human and animal conditions, diseases and disorders.

1.22

“First Commercial Sale” means, with respect to a Licensed Product and regulatory jurisdiction, the first sale on a commercial basis to a Third Party of such Licensed Product in such regulatory jurisdiction after Regulatory Approval has been obtained in such jurisdiction for such Licensed Product.

1.23        “GigaGen Antibodies” means the one hundred seven (107) antibodies listed on Exhibit C-2 of the MTA.

1.24

“GigaGen Background Technology” means the platform technology and related Information (a) owned by GigaGen or its Affiliates as of the Effective Date and (b) generally used in the conduct of GigaGen’s business and not specifically related to the Target, including methods to discover therapeutic monoclonal antibodies, animal immunization strategies, microfluidics and flow cytometry-based antibody screening methods, single-B-cell DNA sequencing methods, single cell ‘omics methods, yeast scFv display library construction and screening methods, including the methods claimed in US Patent Application Nos. 15/160,671; 15/156,226; 14/734,953; and 14/374,371, in each case to the extent Controlled by GigaGen or its Affiliates.

1.25        “GigaGen Indemnitees” has the meaning set forth in Section 9.1.

1.26        “GigaGen Sole Inventions” has the meaning set forth in Section 6.1.

1.27        “GigaGen Sole Patents” has the meaning set forth in Section 6.1.

1.28        “GMP” means current Good Manufacturing Practices as specified in 21 C.F.R. Parts 210 and 211.

1.29

“Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.30        “IND” means any investigational new drug application for approval to conduct human clinical investigations filed with or submitted to the FDA in conformance with the requirements of the FDA.

1.31        “IND Acceptance” means, with respect to an IND, the earlier of (a) receipt by Kineta, its Affiliate or a Sublicensee of written confirmation from the FDA that human clinical studies may proceed under such IND, and (b) expiration of the applicable waiting period after which human clinical studies may proceed under such IND, without notice from the FDA that human clinical studies may not proceed.

1.32        “Indemnitee” has the meaning set forth in Section 9.3.

1.33

“Indication” means a human disease or medical condition that is approved by a Regulatory Authority to be included as a discrete claim (as opposed to a subset of a claim) in the labeling of a Licensed Product based on the results of a separate Phase 3 Clinical Trial(s) sufficient to support Regulatory Approval of such claim; provided, however, that with respect to oncology Indications, a particular oncology Indication will be considered distinct from another oncology Indication only if it is for a different tumor type or for a different hematological malignancy as classified by cell lineage (e.g., acute lymphoblastic leukemia is a different Indication from chronic myelogenous leukemia, and prostate cancer is a different Indication from non-small-cell lung cancer), and will not be considered distinct from another oncology Indication if it is only a different line of therapy. In addition, approval of an expanded label for a Licensed Product to treat an expanded set of patients for a disease, disorder or medical condition, when such Licensed Product has already been approved for such disease, disorder or medical condition, will not be considered approval of a new Indication.

1.34

“Information” means any data, results and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, stability, technology, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures.

1.35

“Initiation” means, with respect to a clinical trial, first dosing of the first subject in such clinical trial.

1.36

“Joint Inventions” has the meaning set forth in Section 6.1.

1.37

“Joint Patents” has the meaning set forth in Section 6.1.

1.38

“Kineta Indemnitees” has the meaning set forth in Section 9.2.

1.39

“Kineta Sole Inventions” has the meaning set forth in Section 6.1.

1.40

“Kineta Sole Patents” has the meaning set forth in Section 6.1.

1.41

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.42

“Licensed Antibody” means each of the following: (a) the Selected Antibodies, (b) any antibody that binds to the Target and that is a derivative of any Selected Antibody, but excluding all Non-Licensed Antibodies, (c) any fragment or combination of fragments, pegylated version, fusion, conjugate, variant, derivative or modification of any Selected Antibody or any antibody in the preceding clause (b) that binds to the Target, including any recombinant version or chimera (collectively, “Modifications”), but excluding any Modification that constitutes a Non-Licensed Antibody, or (d) any nucleic acid consisting of a sequence of nucleotides encoding (or complementary to a nucleic acid encoding) any one of the molecules described in the preceding clauses (a), (b) or (c).

1.43

“Licensed Know-How” means all Information Controlled by GigaGen or its Affiliates as of the Effective Date that is necessary to research, develop, manufacture or commercialize any Licensed Antibody or Licensed Product, but excluding (a) the Joint Inventions and (b) GigaGen Background Technology.

1.44

“Licensed Patent” means any Patent that (a) is Controlled by GigaGen or its Affiliates as of the Effective Date or at any time during the Term, and (b) is necessary or reasonably useful to research, develop, manufacture or commercialize any Licensed Antibody or Licensed Product, but excluding the Joint Patents. Licensed Patents include all Patents listed on Exhibit A and all GigaGen Sole Patents. Promptly after the Option Exercise Date, the Parties shall amend Exhibit A by written agreement to include all Licensed Patents then in existence.

1.45

“Licensed Product” means any product containing a Licensed Antibody (alone or with any other pharmaceutically active ingredient that is not a Licensed Antibody), in all forms, presentations, formulations and dosage forms.

1.46

“Licensed Research Technology” means all Information and Patents Controlled by GigaGen or its Affiliates as of the Effective Date that are necessary to research any GigaGen Antibodies, including to create derivatives thereof, but excluding the GigaGen Background Technology.

1.47

“Licensed Technology” means the Licensed Patents, the Licensed Know-How and GigaGen’s interest in the Joint Inventions and Joint Patents.

1.48

“Net Sales” means, with respect to any Licensed Product, the gross amounts invoiced by Kineta and its Affiliates and Sublicensees for sales of such Licensed Product in the Field to unaffiliated Third Parties, less the following deductions to the extent allowed or taken:

(a)           trade, quantity and/or cash discounts, charge-back payments, allowances or rebates actually taken and allowed, including promotional or similar discounts or rebates and discounts or rebates to governmental or managed care organizations;

(b)           discounts provided in connection with coupon, voucher or similar patient programs;

(c)           credits or allowances given or made with respect to Licensed Products by reason of rejection, defects, recalls, returns, rebates, retroactive price reductions, and a reasonable allowance for bad debt;

(d)           any tax, tariff, duty or government charge (including any sales, value added, excise or similar tax or government charge, but excluding any income tax) levied on the sale, transportation or delivery of a Licensed Product and borne by the seller thereof without reimbursement from any Third Party, including that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended), that Kineta, its Affiliates or Sublicensees, as applicable, allocate to sales of such Licensed Product in accordance with Kineta’s, its Affiliates’ or Sublicensees’ standard policies and procedures consistently applied across its products, as applicable, in each case, to the extent non-creditable or refundable;

(e)           any charges for freight, postage, shipping or transportation, or for insurance for Licensed Products; and

(f)            any administrative fees paid to group purchasing organizations or managed care entities for sale of Licensed Products.

Notwithstanding the foregoing, amounts received or invoiced by Kineta or its Affiliates or Sublicensees for the sale of Licensed Products among Kineta and its Affiliates and Sublicensees shall not be included in the computation of Net Sales hereunder. Net Sales shall be accounted for in accordance the selling party’s standard practices in the relevant country in the Territory.

Notwithstanding the foregoing, Net Sales shall not include (A) any amounts for Licensed Products supplied at or below cost for use in clinical trials or (B) any amounts for Licensed Products supplied under early access, compassionate use, indigent access, patient assistance or other reduced pricing programs.

Net Sales for a Combination Product shall be calculated as follows:

(i)            If the Licensed Antibody and the Other Product(s) in such Combination Product each are sold separately in the same country during the same calendar year, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/(A+B), where A is the public or list price in such country and calendar year of the Licensed Antibody sold separately, and B is the (sum of the) public or list price(s) in such country and calendar year of the Other Product(s) sold separately.

(ii)           If the Licensed Antibody is sold independently of the Other Product(s) in such Combination Product in such country and calendar year, but the public or list price of the Other Product(s) cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of such Combination Product by the fraction A/C, where A is the public or list price in such country and calendar year of the Licensed Antibody sold independently and C is the public or list price in such country and calendar year of the Combination Product.

(iii)          If the Other Product(s) in such Combination Product are sold independently of the Licensed Antibody in such country and calendar year, but the public or list price of the Licensed Antibody cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of such Combination Product by the fraction [1-B/C], where B is the (sum of the) public or list price(s) in such country and calendar year of the Other Product(s) and C is the public or list price in such country and calendar year of the Combination Product.

(iv)           If neither the Licensed Antibody nor the Other Product(s) in such Combination Product are sold separately in such country and calendar year, then Kineta and GigaGen will determine a calculation of Net Sales for the Combination Product in good faith based on the relative values of the Licensed Antibody and the Other Product(s). If the Parties fail to agree on the calculation within a reasonable time period, it will be determined by a mutually agreed Third Party expert, whose decision will be final and binding on the Parties.

1.49

“Non-Licensed Antibody” means any GigaGen Antibody that is not a Selected Antibody.

1.50

“Option Exercise Date” means the date of GigaGen’s receipt of the Option Exercise Notice in accordance with Section 12.2.

1.51

“Option Exercise Notice” means the notice of option exercise provided by Kineta to GigaGen pursuant to Section 2.1(b) that specifies the one (1) lead GigaGen Antibody and five (5) backup GigaGen Antibodies for which Kineta is exercising its option.

1.52

“Option Term” means the period commencing on the Effective Date and ending on November 19, 2020.

1.53

“Patents” means (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part or divisions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof.

1.54

“Phase 2 Clinical Trial” means a study in humans of the safety, dose range and efficacy of a Licensed Product that is designed to generate sufficient data to commence a Phase 3 Clinical Trial pursuant to 21 C.F.R. 312.21 or corresponding provision outside the United States.

1.55

“Phase 3 Clinical Trial” means a clinical trial on a sufficient number of patients that is designed to establish that a Licensed Product is safe and efficacious for its intended use, or to define warnings, precautions and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed, and to support Regulatory Approval of such Licensed Product.

1.56

“Pivotal Clinical Trial” means a human clinical trial of a Licensed Product that (a) would satisfy the requirements of 21 C.F.R. 312.21(c) or corresponding foreign regulations; or (b) that is intended to provide sufficient efficacy data to support the Filing of a BLA for such Licensed Product in such country. A Pivotal Clinical Trial includes a Phase 2 Clinical Trial or Phase 3 Clinical Trial that satisfies the foregoing definition.

1.57

“Pricing Approval” means such governmental approval, agreement, determination or decision establishing prices for a Licensed Product that can be charged and/or reimbursed in regulatory jurisdictions where the applicable Governmental Authorities approve or determine the price and/or reimbursement of pharmaceutical products.

1.58

“Product Infringement” has the meaning set forth in Section 6.4(a).

1.59

“Regulatory Approval” means all approvals, including, if applicable, Pricing Approvals reasonably acceptable to Kineta, that are necessary for the commercial sale of a Licensed Product in the Field in a given country or regulatory jurisdiction.

1.60

“Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.

1.61

“Research Purpose” means the conduct of any internal, non-commercial research activities, but excluding any pre-clinical or clinical activities.

1.62

“Royalty Term” has the meaning set forth in Section 4.5(b).

1.63

“Selected Antibody” means each of the one (1) lead GigaGen Antibody and five (5) backup GigaGen Antibodies specified in the Option Exercise Notice and any GigaGen Antibody that differs by five (5) or fewer amino acids in each variable domain from such lead and backup GigaGen Antibodies.

1.64

“Study IP” has the meaning given to such term in the MTA.

1.65

“Sublicensee” means a Third Party that has received a sublicense from Kineta for some or all of the rights granted to Kineta under Section 2.2(a) to sell Licensed Products.

1.66

“Target” means V-domain immunoglobulin-containing suppressor of T-cell activation (VISTA) or any product of the VSIR gene.

1.67

“Term” has the meaning set forth in Section 10.1.

1.68

“Territory” means all countries of the world.

1.69

“Third Party” means a person or entity other than GigaGen or Kineta or their respective Affiliates.

1.70

“Trianni Agreement” means that certain Non-Exclusive License and Material Transfer Agreement between Trianni, Inc. (“Trianni”) and GigaGen, dated February 17, 2017, as may be subsequently amended in accordance with the terms of this Agreement.

1.71

“United States” or “U.S.” means the United States of America, including its territories and possessions.

1.72

“Valid Claim” means (a) a claim of an issued and unexpired patent that has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) a claim of a pending patent application that has been pending less than five (5) years from the earliest date on which such patent application claims priority (direct or indirect, in whole or in part) and which claim was filed and is being prosecuted in good faith and has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken.

Article 2

Option; Licenses; Technology Transfer

2.1          Research License and Option.

(a)           Research License. GigaGen hereby grants to Kineta, during the Option Term prior to the Option Exercise Date, an exclusive license under the Licensed Research Technology, with the right to grant sublicenses solely to Kineta’s Affiliates and Third Parties conducting research activities on Kineta’s behalf, to conduct research on the GigaGen Antibodies, including to make derivatives thereof. GigaGen shall not grant any Third Party any rights or licenses with respect to the GigaGen Antibodies during the Option Term that would prevent it from granting the license to Kineta in Section 2.2.

(b)           Option. GigaGen hereby grants Kineta an exclusive option during the Option Term to obtain the exclusive license in Section 2.2(a). Kineta may exercise such option by providing the Option Exercise Notice to GigaGen at any time during the Option Term.

2.2          License to Licensed Antibodies.

(a)           License to Kineta. Effective upon Kineta’s exercise of the option referenced in Section 2.1(b), GigaGen hereby grants to Kineta an exclusive (even as to GigaGen) license, with the right to grant sublicenses through multiple tiers, under the Licensed Technology to research, develop, make, have made, use, have used, offer for sale, sell, have sold, distribute, import, have imported, export and have exported and otherwise exploit Licensed Antibodies and Licensed Products in the Field in the Territory.

(b)           Sublicenses. Kineta shall have the right to grant sublicenses through multiple tiers under any or all of the rights granted in Section 2.2(a) to its Affiliates and to Third Parties. Each such sublicense shall be consistent with and subject to the terms and conditions of this Agreement. In the event that GigaGen terminates this Agreement pursuant to Section 10.3, each sublicense granted by Kineta to a Third Party will survive such termination (as a direct license from GigaGen) pursuant to Section 10.4(b).

2.3          No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party.

2.4          Restriction With Respect to Non-Licensed Antibodies. GigaGen shall not, and shall ensure that its Affiliates do not, during the period commencing on the Option Exercise Date and ending on the fourth (4th) anniversary of the Option Exercise Date (the “Exclusivity Period”), collaborate with, license, sell, assign, transfer or grant any rights to any Third Party with respect to any Non-Licensed Antibody, including the research, optimization, development, manufacture or commercialization thereof. If any entity that is a Third Party as of the Option Exercise Date becomes an Affiliate of GigaGen during the Exclusivity Period, then the foregoing restriction will continue to apply to such Third Party and will also apply to GigaGen and its Affiliates. For clarity, the foregoing does not restrict GigaGen from: (a) discovering, developing, out-licensing or commercializing any antibodies directed against the Target that are not GigaGen Antibodies, at any time during the Term (including during the Exclusivity Period), (b) granting any rights to a Third Party with respect to any Non-Licensed Antibody after the Exclusivity Period or (c) subject to the preceding sentence, itself internally developing and commercializing any Non-Licensed Antibody during the Term, provided that no Third Party (including any entity that was a Third Party on the Option Exercise Date) is granted any rights to any Non-Licensed Antibody.

2.5          Reciprocal Research Licenses.

(a)

GigaGen hereby grants to Kineta a perpetual, irrevocable, non-exclusive, non-sublicensable, royalty-free and fully paid-up license under any Study IP that does not constitute Joint Study IP (as defined in the MTA), for all Research Purposes.

(b)

Kineta hereby grants to GigaGen a perpetual, irrevocable, non-exclusive, non-sublicensable, royalty-free and fully paid-up license under the Study IP for all Research Purposes; provided, however, that GigaGen shall not publicly disclose any results obtained in connection with the exercise of such license without obtaining the prior written consent of Kineta (which may be withheld in Kineta’s sole discretion).

(c)           The foregoing license grants in this Section 2.5 supersede the licenses granted in Section 4.5 of the MTA, which are hereby terminated.

2.6          Termination of MTA. The Parties hereby terminate the MTA by mutual agreement, such termination to be effective on the Effective Date. Notwithstanding Section 10.2 of the MTA to the contrary, (a) Kineta shall not be obligated to return to GigaGen or destroy any Materials (as defined in the MTA) or Confidential Information (as defined in the MTA) of GigaGen that relate to the Licensed Antibodies, and (b) only the following provisions of the MTA will survive termination thereof, and all other provisions are terminated: Section 4.3, 8, 9, 11(b), 11(g) and 11(h). The Parties acknowledge and agree that in the event of a conflict between any surviving provision of the MTA and a provision of this Agreement, the relevant provision of this Agreement shall control in all cases.

2.7          Trianni Agreement. GigaGen shall not, without the prior written consent of Kineta, (a) take any action with respect to the Trianni Agreement (including amending, terminating or otherwise modifying) that diminishes the rights granted to Kineta under this Agreement, or (b) fail to take any action with respect to the Trianni Agreement (including failing to pay any amounts owed under such agreement) that is reasonably necessary to avoid diminishing the rights granted to Kineta under this Agreement. GigaGen shall promptly provide Kineta with a true, complete and correct copy of any amendment to or material correspondence regarding the Trianni Agreement that would be reasonably likely to affect Kineta’s rights hereunder. In the event that GigaGen receives written notice of an alleged breach by GigaGen under the Trianni Agreement, then GigaGen will promptly, but in no event less than five (5) days thereafter, provide written notice thereof to Kineta and grant Kineta the right (but not the obligation) to cure such alleged breach, and if Kineta elects to and does cure such breach, then Kineta may offset any such reasonable out-of-pocket costs and expenses incurred by or on behalf of Kineta in connection with curing such breach against Kineta’s future payment obligations to GigaGen under this Agreement. Each Party shall notify the other Party if it intends to cure such breach and again promptly after curing such breach.

Article 3

Technology Transfer; Development and Commercialization

3.1          Technical Support. As reasonably requested by Kineta, GigaGen shall provide, at no additional cost or expense to Kineta, reasonable technical support (by teleconference, by electronic means or in-person at GigaGen’s facilities during regular business hours and upon reasonable advance notice, as needed) to support Kineta in the exercise of its rights or performance of its obligations in connection with the Selected Antibodies, including in connection with the technology transfer of the Licensed Know-How (which transfer was conducted prior to the Effective Date).

3.2          Development and Commercialization of Licensed Products. As between the Parties, Kineta shall have sole control, authority, and discretion over the research, development, manufacture and commercialization of Licensed Products throughout the world, subject to Section 3.3. If Kineta sells any Licensed Product as part of a bundle, or as part of a combination therapy where Kineta has the right to sell and set the price of the other component of the combination therapy, then Kineta shall not disproportionately discount, in a manner inconsistent with the relative value of the components of such combination therapy or bundle, the pricing of the Licensed Product relative to the other components. Kineta shall not use any Licensed Product as a loss leader.

3.3          Diligence. Kineta shall use Commercially Reasonable Efforts to develop and commercialize a Licensed Product in the Field in the United States, whether alone or with or through one (1) or more Affiliates or Sublicensees. For purposes of this Section 3.3, the efforts of each Affiliate or Sublicensee shall be considered efforts of Kineta.

Article 4

Financial Terms

4.1          Go Decision Payment. Within five (5) days after the Effective Date, Kineta shall pay to GigaGen a one-time payment of [***] in connection with Kineta’s completion of the Initial Evaluation Plan and its designation of the evaluation program with a Go Decision (as referenced in the MTA). The payment provision in this Section 4.1 supersedes the payment provision in Section 5(b) of the MTA, which is terminated pursuant to Section 2.6, and the Parties agree that payment under this Section 4.1 will be deemed timely satisfaction of Kineta’s payment obligation under Section 5(b) of the MTA.

4.2          Upfront Payment. Within sixty (60) days after the Option Exercise Date, Kineta shall (i) pay to GigaGen a one-time upfront payment of [***] and (ii) issue to GigaGen, pursuant to Kineta’s standard form of stock issuance agreement to be entered into between the parties, shares of non-voting common stock of Kineta having an aggregate value (at the then-current fair market value) of [***].

4.3          Development and Regulatory Milestone Payments. Kineta shall notify GigaGen within thirty (30) days after the first achievement of each milestone event in the table below by Kineta or its Affiliate or Sublicensee. Thereafter, GigaGen may invoice Kineta for the corresponding milestone payment, and Kineta shall pay such invoice within sixty (60) days after the achievement of such milestone event.

Development Milestone Event	Milestone Payment
Engineering Batch Release	[***]
First IND Acceptance for a Licensed Product	[***]
Initiation of the first Phase 2 Clinical Trial of a Licensed Product	[***]
Initiation of the first Pivotal Clinical Trial of a Licensed Product	[***]
First Regulatory Approval of a Licensed Product in the U.S. for a first Indication	[***]
First Regulatory Approval of a Licensed Product in the U.S. for a second Indication	[***]
First Regulatory Approval of a Licensed Product in the U.S. for a third Indication	[***]
First approval of a BLA for a Licensed Product by the EMA	[***]
First approval of a BLA for a Licensed Product in Japan	[***]

Each milestone payment set forth above shall be payable only once, regardless of the number of times the applicable milestone event is achieved by any Licensed Product and regardless of the number of Licensed Products to achieve the applicable milestone event. Under no circumstances shall Kineta be obligated to pay GigaGen more than twenty million two hundred fifty thousand Dollars ($20,250,000) under this Section 4.3.

4.4            Sales Milestone Payments. Kineta shall make the following milestone payments to GigaGen within ninety (90) days after the end of the calendar year in which the annual Net Sales by Kineta and its Affiliates and Sublicensees of all Licensed Products first reach each of the amounts specified below. Each such sales milestone payment shall be payable one time only. Notwithstanding the foregoing, in the event that both of the sales milestone payments below are earned concurrently in any one calendar year, then (a) the first sales milestone payment (namely, for the payment of [***] will be payable when due, and (b) the second milestone payment (namely, for the payment of [***] will be due and payable by Kineta if and when the annual Net Sales by Kineta and its Affiliates and Sublicensees of all Licensed Products reaches the threshold described in such second milestone in a subsequent calendar year.

Sales Milestone Event	Milestone Payment
The aggregate Net Sales of Licensed Products in the Territory in a calendar year exceed two hundred million Dollars ($200,000,000)	[***]
The aggregate Net Sales of Licensed Products in the Territory in a calendar year exceed five hundred million Dollars ($500,000,000)	[***]

Under no circumstances shall Kineta be obligated to pay GigaGen more than eight million Dollars ($8,000,000) pursuant to this Section 4.4.

4.5          Royalties.

(a)           Royalty Rate. Subject to Sections 4.5(b) and (c), Kineta shall pay to GigaGen royalties equal to [***] of annual Net Sales of each Licensed Product in the Field in the Territory during the applicable Royalty Term, on a Licensed Product-by-Licensed Product and country-by-country basis.

(b)           Royalty Term. Royalties shall be paid under this Section 4.5, on a country-by-country and Licensed Product-by-Licensed Product basis, on Net Sales during the period of time beginning on the First Commercial Sale of such Licensed Product in such country and continuing until the earliest of: (i) the expiration of the last-to-expire Valid Claim of the Licensed Patents, Assigned Joint Study Patents, Kineta Sole Patents or Joint Patents in such country that claims the composition of matter of such Licensed Product (a “Covering Claim” for such Licensed Product and country); or (ii) ten (10) years after the First Commercial Sale of such Licensed Product in such country; or (iii) sale of a Biosimilar Product to such Licensed Product in such country (the “Royalty Term”). For clarity, if there is no Covering Claim for a particular Licensed Product and country, then no royalties will be due on Net Sales in such country.

(c)            Third Party Intellectual Property. Kineta may deduct, from any royalties payable to GigaGen under Section 4.5(a), fifty percent (50%) of all consideration paid by Kineta or its Affiliates or Sublicensees for any rights to Third Party intellectual property used in the Licensed Product (including its development and manufacture); provided, that under no circumstances shall the royalties payable to GigaGen for any calendar quarter be reduced below fifty percent (50%) of the amounts otherwise due under Section 4.5(a). Kineta may carry forward to subsequent calendar quarters any deductions that it was not able to deduct as a result of the foregoing proviso.

Article 5

Payments, Records, Audit

5.1

Payments. All amounts payable to GigaGen under this Agreement shall be paid in Dollars by check or by wire transfer to a bank account specified in writing by GigaGen.

5.2

Reports. Within ninety (90) days after the end of each calendar year during the Royalty Term, Kineta shall deliver to GigaGen a statement, on a country-by-country and Licensed Product-by-Licensed Product basis, of the amount of gross sales and Net Sales of Licensed Products during the applicable calendar year, and a calculation of the amount of royalty payment due on such sales for such calendar year, taking into account any royalty offsets under Section 4.5(c). Along with such royalty report, Kineta shall pay GigaGen the royalties due for such calendar year.

5.3

Exchange Rate. For Net Sales outside the United States, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars shall be made at the rate of exchange published in the Wall Street Journal, Western Edition on the last business day of each calendar quarter of the applicable calendar year.

5.4

Books and Records. Kineta shall keep accurate books and accounts of record in connection with its sales of Licensed Products in sufficient detail to permit verification of Kineta’s payments pursuant to Section 4.4 and 4.5. Kineta shall use commercially reasonable efforts to require its Affiliates and Sublicensees to keep accurate books and accounts of records in connection with their sales of Licensed Products for which a royalty is due hereunder. Kineta shall maintain its records for a period of three (3) years from the end of the calendar quarter in which sales occurred.

5.5

Audit. GigaGen, at its expense, through an independent, nationally recognized certified public accountant reasonably acceptable to Kineta, shall have the right to access Kineta’s relevant books and records for the sole purpose of verifying Kineta’s payments to GigaGen pursuant to Sections 4.4 and 4.5 during any portion or all of the preceding three (3) years; such access shall be conducted after reasonable prior notice by GigaGen to Kineta during Kineta’s ordinary business hours, shall not be more frequent than once during any calendar year (and shall be limited to three (3) consecutive business days of on-site activity), and shall not include any books and records that were previously accessed pursuant to this Section 5.5. Such accountant shall execute a confidentiality agreement with Kineta in customary form and shall only disclose to GigaGen whether Kineta paid GigaGen the correct amounts pursuant to Sections 4.4 and 4.5 during the audit period and if not, any information necessary to explain the source of the discrepancy. If such audit determines that Kineta paid GigaGen less than the amount properly due and such determination is not subject to a good faith dispute, then Kineta shall promptly pay GigaGen an amount equal to such underpayment, and if the amount underpaid exceeds ten percent (10%) of the amount actually due over the audited period, Kineta shall also reimburse GigaGen for the reasonable costs of such audit (including the fees and expenses of the certified public accountant). In the event such audit determines that Kineta paid GigaGen more than the amount properly due, then GigaGen shall promptly issue a refund to Kineta of such overpayment.

5.6          Withholding of Taxes. Any withholding of taxes levied by tax authorities on the payments hereunder shall be borne by GigaGen and deducted by Kineta, from the sums otherwise payable by it hereunder, for payment to the proper tax authorities on behalf of GigaGen. Kineta agrees to cooperate with GigaGen in the event GigaGen claims exemption from such withholding or seeks deductions under any double taxation or other similar treaty or agreement from time to time in force, such cooperation to consist of providing GigaGen with receipts of payment of such withheld tax or other documents reasonably available to Kineta.

Article 6

Intellectual Property

6.1          Ownership of Inventions. Ownership of Information, whether or not patentable, made in the course of performing activities under this Agreement, including all intellectual property rights therein, shall be as follows: (a) Kineta shall own all Information made solely by employees, agents or independent contractors of Kineta (“Kineta Sole Inventions”; any Patents that claim any patentable Kineta Sole Inventions, “Kineta Sole Patents”), (b) GigaGen shall own all Information made solely by employees, agents or independent contractors of GigaGen (“GigaGen Sole Inventions”, any Patents that claim any patentable GigaGen Sole Inventions, “GigaGen Sole Patents”), and (c) the Parties shall jointly own all Information made jointly by employees, agents or independent contractors of each Party (“Joint Inventions”). All Patents claiming patentable, jointly owned Joint Inventions shall be referred to herein as “Joint Patents”. Except to the extent either Party is restricted by the licenses and other rights granted to the other Party under this Agreement or such Party’s obligations under this Agreement (including any exclusivity obligations), each Party shall be entitled to practice, grant licenses to, assign and exploit the Joint Inventions and Joint Patents without the duty of accounting or seeking consent from the other Party.

6.2          Joint Study IP. GigaGen hereby assigns to Kineta all of GigaGen’s right, title and interest in and to the Joint Study IP, as defined in the MTA (which, for purposes of this Agreement, shall be referred to as “Assigned Joint Study IP”). All Patents claiming Assigned Joint Study IP shall be referred to as “Assigned Joint Study Patents”. GigaGen shall fully cooperate with Kineta in obtaining Patent and other proprietary protection for any Assigned Joint Study IP, with such protection being obtained in the name of Kineta and at Kineta’s sole cost and expense; provided that, if GigaGen has, prior to the Effective Date, filed any Patents or patent applications or obtained other proprietary protection, in each case, claiming or Covering any Assigned Joint Study IP, all such intellectual property shall be included in the definition of “Assigned Joint Study IP” and “Assigned Joint Study Patents”, as applicable, and is subject to the provisions of this Section 6.2 (including, for clarity, the assignment to Kineta hereunder) and the remainder of this Agreement. GigaGen will execute and deliver all requested applications, assignments and other documents, and take such other actions as Kineta may reasonably request, in order to perfect and enforce Kineta’s rights in all Assigned Joint Study IP.

6.3          Prosecution of Patents.

(a)

GigaGen Antibodies Prior To Option Exercise Date. GigaGen represents and warrants to Kineta that, as of the Effective Date, it has not filed any patents or patent applications that claim or Cover any GigaGen Antibodies or derivatives thereof. Prior to the Option Exercise Date, GigaGen shall not file any patents or patent applications that claim or Cover any GigaGen Antibodies or derivatives thereof, without Kineta’s prior written consent.

(b)           Licensed Patents and Joint Patents.

(i)            Subject to the remainder of this Section 6.3(b), Kineta shall be responsible for and control the preparation, filing, prosecution and maintenance of (A) from and after the Option Exercise Date, all patents and patent applications within the Licensed Patents and (B) from and after the Effective Date, all patents and patent applications within the Joint Patents, in each case (A) and (B) at Kineta’s sole cost and expense.

(ii)           Promptly after the Option Exercise Date, GigaGen shall transfer the existing, complete patent files for all applicable patents and patent applications to Kineta, shall file all documents necessary to transfer correspondence with the U.S. Patent and Trademark Office and other applicable patent authorities to Kineta and shall give Kineta’s patent counsel power of attorney thereto. GigaGen shall cooperate with Kineta in the transfer of all prosecution and maintenance responsibilities relating to the Licensed Patents.

(iii)         Kineta shall (A) provide all information reasonably requested by GigaGen with respect to the Licensed Patents and Joint Patents, (B) promptly notify GigaGen in writing with respect to all significant developments regarding the Licensed Patents and Joint Patents, (C) promptly provide GigaGen with a copy of each material communication from any patent authority regarding the Licensed Patents and Joint Patents, and (D) provide GigaGen with drafts of each material filing (including draft patent applications and responses to office actions and similar filings) with respect to the Licensed Patents and Joint Patents a reasonable amount of time in advance of the anticipated filing date and shall, prior to filing, consider GigaGen’s reasonable comments in good faith.

(iv)           In the event that Kineta determines not to file, maintain or continue prosecution of any patent or patent application within the Licensed Patents, Kineta shall provide GigaGen written notice thereof at least thirty (30) days before the applicable deadline. Upon receipt of such notice, GigaGen shall have the right, but not the obligation, at its expense, to assume responsibility for filing, prosecuting, and maintaining such patents and patent applications, to the extent Kineta determines (in its reasonable discretion), that the filing, maintenance or continued prosecution of such patent or patent application would not adversely impact Kineta’s patent strategy in connection with the Licensed Antibodies or Licensed Products. If GigaGen decides to assume such responsibility, in its sole discretion, it shall so notify Kineta in writing.

(c)           Non-Licensed Antibodies After Option Exercise Date. After the Option Exercise Date, GigaGen shall have the sole right to file any patents or patent applications that claim or Cover any Non-Licensed Antibodies (collectively, “Non-Licensed Antibody Patents”). GigaGen shall notify Kineta, to the extent practicable, at least sixty (60) days in advance of the anticipated filing date for any patent applications in the Non-Licensed Antibody Patents, shall provide Kineta with draft filings for Kineta’s review and comment, and shall file such patent applications only on the date agreed with Kineta for the filing of both the Non-Licensed Antibody Patents and the Licensed Patents claiming Licensed Antibodies.

(d)

Cooperation. Each Party shall fully cooperate with the other Party to execute all lawful papers and instruments and to make all rightful oaths and declarations as may be necessary or useful in the preparation and prosecution of the Licensed Patents and Joint Patents. In addition, each Party acknowledges and agrees that it desires to maximize the patentability of the Non-Licensed Antibody Patents and any patents or patent applications that claim or Cover any Licensed Antibodies (the “Licensed Antibody Patents”) and shall cooperate with the other Party in order to implement the foregoing, including by filing any Non-Licensed Antibody Patents and Licensed Antibody Patents on the same date. Accordingly, the Parties agree to maintain, through assigned intellectual property liaisons of each Party, frequent (i.e., at least quarterly) communication regarding the status of their respective patents or patent applications referenced in this Section 6.3(d) and any anticipated filings or material developments with respect thereto.

(e)

Kineta Patents. Kineta shall have the sole right to prepare, file, prosecute and maintain Kineta Sole Patents and Assigned Joint Study Patents, at Kineta’s sole cost and expense. Solely with respect to the Assigned Joint Study Patents, Kineta shall notify GigaGen in writing of any significant developments regarding such Patents and provide copies of material communications received from patent authorities and material filings or responses to be delivered to such authorities (to the extent practicable, reasonably in advance of the anticipated filing or response date) with respect thereto.

(f)

CREATE Act. It is the intention of the Parties that this Agreement is a “joint research agreement” as that phrase is defined in 35 U.S.C. §102(c) as amended by the Cooperative Research and Technology Enhancement (CREATE) Act, including the provisions of 35 U.S.C. §102(b)(2)(c), and the Parties agree to cooperate and to take reasonable actions to maximize the protections available for the Licensed Patents, Joint Patents, Kineta Sole Patents and Assigned Joint Study Patents.

6.4          Enforcement.

(a)

Notification. If either Party becomes aware of any (i) existing or threatened infringement, anywhere in the world, of any Licensed Patent, Joint Patent or Assigned Joint Study Patent, which infringement involves (A) the manufacture, use, sale, import or offer for sale of any Licensed Product or (B) the filing of a BLA by a Third Party for a product that names a Licensed Product as a reference product (or similar filing in a country other than the U.S.) or (ii) declaratory judgment action by a Third Party in connection with any infringement described in the preceding clause (i) alleging the invalidity, unenforceability or non-infringement of a Licensed Patent, Joint Patent or Assigned Joint Study Patent (collectively (i) and (ii), a “Product Infringement”), such Party shall promptly notify the other Party in writing to that effect.

(b)

Enforcement Rights. From and after the Option Exercise Date, Kineta shall have the first right, but not the obligation, to bring an appropriate suit or take other action against any person or entity engaged in, or to defend against, any Product Infringement of a Licensed Patent, at Kineta’s cost and expense. If Kineta does not, within one hundred eighty (180) days after its receipt or delivery of notice under Section 6.4(a), commence a suit to enforce the applicable Patents, take other action to terminate such Product Infringement or initiate a defense against such Product Infringement, then upon Kineta’s prior written consent, which shall not be unreasonably withheld or delayed, GigaGen shall have the right, but not the obligation, to commence such a suit or take such an action or defend against such Product Infringement of a Licensed Patent, in the Territory at its own cost and expense. In such event, Kineta shall take appropriate actions in order to enable GigaGen to commence a suit or take the actions set forth in the preceding sentence. GigaGen shall not settle any such suit or action in any manner that would negatively impact the Licensed Patents or that would limit or restrict the ability of Kineta to sell Licensed Products anywhere in the Territory without the prior written consent of Kineta. Kineta shall have the right, at its own expense, to be represented in any such suit by counsel of its own choice.

(c)

Collaboration. Each Party shall cooperate with and provide to the Party enforcing any such rights under Section 6.4(b) reasonable assistance in such enforcement, at such enforcing Party’s request and expense. GigaGen further agrees to join, at Kineta’s expense, any such action brought by Kineta under Section 6.4(b) as a party plaintiff if required by applicable law to pursue such action. The enforcing Party under Section 6.4(b) shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts. Kineta may exercise any of its rights pursuant to this Section 6.4 through an Affiliate or Sublicensee.

(d)

Expenses and Recoveries. The Party bringing or defending a claim, suit or action under Section 6.4(b) shall be solely responsible for any expenses incurred by such Party as a result of such claim, suit or action. If such Party recovers monetary damages in such claim, suit or action, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel), and any remaining amounts will be retained by Kineta, except that any such amounts attributable to lost sales of Licensed Products shall be included in Net Sales subject to the royalty payment by Kineta to GigaGen pursuant to Section 4.5.

(e)

Enforcement of Kineta Patents, Joint Patents and Assigned Joint Study Patents. As between the Parties, Kineta shall have the sole right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in, or to defend against, any Product Infringement of any Kineta Sole Patents, Joint Patents or Assigned Joint Study Patents, at Kineta’s expense and as it reasonably determines appropriate.

(f)            Other Infringement Actions.

(i)             As between the Parties, GigaGen shall have the sole right to bring an appropriate suit or other action to enforce the Licensed Patents against any infringement that is not a Product Infringement, at its own expense and as it reasonably determines appropriate.

(ii)           As between the Parties, Kineta shall have the sole right to bring an appropriate suit or other action to enforce the Kineta Sole Patents or Assigned Joint Study Patents against any infringement that is not a Product Infringement, at its own expense and as it reasonably determines appropriate.

(iii)          Each Party shall notify the other promptly after becoming aware of any alleged or threatened infringement by a Third Party of any Joint Patent that is not a Product Infringement. The Parties will confer promptly thereafter to determine a course of action, and if the Parties fail to agree, each Party shall have the right to enforce such Joint Patent against such infringement.

Article 7

Confidentiality

7.1          Confidentiality. Each Party agrees that, during the Term and for a period of ten (10) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information furnished to it by the other Party pursuant to this Agreement, except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties. The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent written proof:

(a)

was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)

was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)

became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)

was disclosed to the receiving Party or its Affiliate by a Third Party who has a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party; or

(e)

was independently discovered or developed by the receiving Party or its Affiliate without aid, application or use of the other Party’s Confidential Information, as evidenced by a contemporaneous writing.

7.2          Authorized Disclosure. Notwithstanding the obligations set forth in Section 7.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

(a)           such disclosure is reasonably necessary to (i) its employees, agents, consultants and contractors on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this Agreement; provided that in each case, the disclosees are bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement; or (ii) actual or potential investors, acquirors, licensees and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, collaboration or license, provided that in each such case such recipients are bound by confidentiality and non-use obligations at least as stringent as those contained in the Agreement and with a term of no less than five (5) years; or

(b)           such disclosure is reasonably necessary to comply with applicable Laws, including regulations promulgated by applicable security exchanges, court order, administrative subpoena or order; provided that the Party subject to such Laws shall promptly notify the other Party of such required disclosure and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.

7.3          Publicity; Term of Agreement.

(a)           The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties subject to the special authorized disclosure provisions set forth in this Section 7.3 or Section 7.2.

(b)           Notwithstanding any contrary terms in the MTA, Kineta shall have the sole right after the Option Exercise Date to issue a press release or make any other public disclosure (including a scientific publication or presentation) pertaining to any results achieved in connection with its activities under this Agreement or the MTA, at any time in its sole discretion, without any review or approval rights by GigaGen. Prior to the Option Exercise Date, GigaGen will be consulted about any press release or any other public disclosure pertaining to any results achieved in connection with Kineta’s activities under this Agreement or the MTA, with enough time to provide feedback prior to publication.

(c)           Subject to Section 7.3(b), if either Party desires to make any public announcement concerning the material terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), except that in the case of a press release or governmental filing required by Law, the disclosing Party shall provide the other Party with such advance notice as it reasonably can and shall not be required to obtain approval therefor. Each such press release shall contain appropriate references to the other Party if so requested. A Party commenting on such a proposed press release shall provide its comments, if any, within three (3) business days after receiving the press release for review. Neither Party shall be required to seek the permission of the other Party to repeat any information that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 7.3(c), provided such information remains accurate as of such time.

(d)           The Parties acknowledge that either or both Parties may be obligated to file under applicable Laws a copy of this Agreement with the U.S. Securities and Exchange Commission or other Governmental Authorities. Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s reasonable comments thereon to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed.

Article 8

Representations and Warranties

8.1          Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a)           Corporate Existence. As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated.

(b)           Corporate Power, Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

8.2          Additional Representations, Warranties and Covenants of GigaGen. GigaGen represents and warrants and, as applicable, covenants to Kineta as follows, as of the Effective Date and, where indicated below, additionally as of the Option Exercise Date:

(a)           Title; Encumbrances. GigaGen is the sole owner of the entire right, title and interest in and to all patents, patent applications and other intellectual property rights within the Licensed Research Technology and Licensed Technology, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or claims of any kind, except pursuant to the Trianni Agreement. To GigaGen’s knowledge, neither Grifols, S.A. nor any subsidiary of Grifols, S.A. owns or has in-licensed any Information or Patents that are necessary or reasonably useful to research, develop, manufacture or commercialize any GigaGen Antibody, Licensed Antibody or Licensed Product. Except in connection with a permitted assignment of this Agreement pursuant to Section 12.10, GigaGen shall not, at any time during the Term, directly or indirectly, license, sell, assign, transfer or grant any rights under any of the Licensed Research Technology or Licensed Technology to Grifols, S.A. or any subsidiary of Grifols, S.A. The GigaGen Antibodies were generated solely by GigaGen using GigaGen’s solely-owned discovery platform and were not acquired from or contributed to by a Third Party. GigaGen has the full and legal rights and authority to grant to Kineta the exclusive licenses and option set forth in Sections 2.1 and 2.2 hereof;

(b)

Exhibit A. Exhibit A, as amended by the Parties within three (3) days after the Option Exercise Date, is an accurate listing by owner, inventor(s), serial number, country and status of all patents and patent applications owned or controlled by GigaGen or its Affiliates as of the Option Exercise Date that are necessary or useful for the research, development, manufacture or commercialization of Licensed Antibodies and Licensed Products;

(c)

Control. GigaGen Controls as of the Option Exercise Date and shall Control throughout the Term thereafter all Patents owned, invented or licensed by GigaGen or its Affiliates and all Information owned, generated or licensed by GigaGen or its Affiliates that are necessary or useful for the research, development, manufacture or commercialization of Licensed Antibodies and Licensed Products;

(d)

Validity. There is no fact or circumstance known to GigaGen as of the Option Exercise Date that would cause GigaGen to reasonably conclude that any of the issued patents in the Licensed Patents is invalid or unenforceable, or that any patent application in the Licensed Patents will be invalid or unenforceable upon issuance;

(e)

Notice of Infringement. It has not received any notice or threat from any Third Party asserting or alleging, nor does GigaGen have any knowledge of any basis for any assertion or allegation, that any research, manufacture or development of GigaGen Antibodies by GigaGen prior to the Effective Date infringed or would infringe the intellectual property rights of such Third Party;

(f)

Notice of Misappropriation. It has not received any notice or threat from any Third Party asserting or alleging, and there is no basis for any assertion or allegation, that any research, manufacture or development of GigaGen Antibodies by GigaGen prior to the Effective Date misappropriated the intellectual property rights of such Third Party;

(g)

No Conflicts. GigaGen has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to Kineta under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to Kineta under this Agreement, or that would otherwise materially conflict with or adversely affect Kineta’s rights under this Agreement;

(h)

Third Party Infringement. To GigaGen’s knowledge, no Third Party is infringing or has infringed any Patents or has misappropriated any Information, in each case, licensed to Kineta hereunder and related to the GigaGen Antibodies;

(i)

Inventor Assignments. All inventors of GigaGen that participated in the discovery, generation or development of any GigaGen Antibodies or the creation or generation of any Assigned Joint Study IP are subject to valid and enforceable employment and/or invention assignment agreements assigning to GigaGen each such inventor’s entire right, title and interest in and to the relevant intellectual property or Information created, developed or generated by such person;

(j)

No Government Funding. No Licensed Research Technology, Licensed Technology or Assigned Joint Study IP is subject to any funding agreement with any Governmental Authority;

(k)

No Actions. There is no (i) claim, demand, suit, proceeding, arbitration, inquiry, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise, pending or threatened, against GigaGen or any of its Affiliates or (ii) judgment or settlement against or owed by GigaGen or any of its Affiliates, in each case, in connection with the Assigned Joint Study IP or any GigaGen Antibody or relating to the transactions contemplated by this Agreement;

(l)

No Debarment. In the course of the discovery, generation or development of any GigaGen Antibody, GigaGen has not, and to the knowledge of GigaGen, no employee, consultant or representative of GigaGen or any Third Party acting on behalf of GigaGen (in each case, as applicable) has, used any employee, consultant or representative that is debarred by any Regulatory Authority or is the subject of debarment proceedings by any Regulatory Authority;

(m)

Public Disclosure. The sequences of the GigaGen Antibodies have not been publicly disclosed as of the Effective Date. GigaGen will not disclose (i) the sequence of any GigaGen Antibody prior to the Option Exercise Date or (ii) the sequence of any Selected Antibody on and after the Option Exercise Date.

(n)

No Other Agreements. Except for the Trianni Agreement, GigaGen has not entered into any agreement with a Third Party pursuant to which GigaGen is obligated to make any payments to such Third Party arising from or in connection with the development, manufacture, commercialization or other exploitation of the GigaGen Antibodies, Licensed Antibodies or Licensed Products by or on behalf of Kineta hereunder, and GigaGen shall not enter into any such agreement without obtaining the prior written approval of Kineta; and

(o)

Trianni Agreement. GigaGen has complied with all of its material obligations under the Trianni Agreement (including any payment obligations therein) and is not currently in breach of, and has not breached or otherwise received any notice of breach in connection with, the Trianni Agreement, and GigaGen shall continue to comply with all of its material obligations under the Trianni Agreement.

8.3          Disclaimers. Except as otherwise set forth in this Agreement, neither Party makes, and each Party hereby disclaims, any and all representations and warranties of any kind, express or implied, with respect to the subject matter of this Agreement, including warranties of merchantability, fitness for a particular purpose and non-infringement and any warranty arising out of prior course of dealing and usage of trade.

Article 9

Indemnification

9.1          Indemnification by Kineta. Kineta shall defend, indemnify, and hold GigaGen and its Affiliates and their respective officers, directors, employees, and agents (the “GigaGen Indemnitees”) harmless from and against damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such GigaGen Indemnitees, resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “Claims”) against such GigaGen Indemnitee to the extent arising from or based on (a) the development, manufacture or commercialization of Licensed Antibodies and Licensed Products by or on behalf of Kineta or its Affiliates or Sublicensees, (b) the breach of any of Kineta’s obligations, representations or warranties under this Agreement, or (c) the willful misconduct or negligent acts of Kineta, its Affiliates, or the officers, directors, employees or agents of Kineta or its Affiliates. The foregoing indemnity obligation shall not apply to the extent that (i) the GigaGen Indemnitees fail to comply with the indemnification procedures set forth in Section 9.3 and Kineta’s defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim arises from or is based on any activity set forth in Section 9.2(b) or 9.2(c) for which GigaGen is obligated to indemnify the Kineta Indemnitees under Section 9.2.

9.2          Indemnification by GigaGen. GigaGen shall defend, indemnify, and hold Kineta and its Affiliates and their respective officers, directors, employees, and agents (the “Kineta Indemnitees”) harmless from and against damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Kineta Indemnitees, resulting from any Claims against such Kineta Indemnitee to the extent arising from or based on (a) the research, development and manufacture of Licensed Antibodies and the research, development, manufacture and commercialization of Non-Licensed Antibodies by or on behalf of GigaGen or its Affiliates or licensees, (b) the breach of any of GigaGen’s obligations, representations or warranties under this Agreement, or (c) the willful misconduct or negligent acts of GigaGen, its Affiliates, or the officers, directors, employees or agents of GigaGen or its Affiliates. The foregoing indemnity obligation shall not apply to the extent that (i) the Kineta Indemnitees fail to comply with the indemnification procedures set forth in Section 9.3 and GigaGen’s defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim arises from or is based on any activity set forth in Section 9.1(b) or 9.1(c) for which Kineta is obligated to indemnify the GigaGen Indemnitees under Section 9.1.

9.3          Procedure. To be eligible to be indemnified as described in this Article 9, each person or entity seeking to be indemnified (each, an “Indemnitee”) shall provide the indemnifying Party with prompt notice of any claim (with a description of the claim and the nature and amount of any such loss) giving rise to the indemnification obligation pursuant to Section 9.1 or 9.2, as the case may be, and the exclusive ability to defend such claim (with the reasonable cooperation of Indemnitee(s)). Each Indemnitee shall have the right to retain its own counsel, at its own expense, if representation by the counsel of the indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnitee(s) and the Indemnifying Party. Neither the Indemnitee(s) nor the indemnifying Party shall settle or consent to the entry of any judgment with respect to any claim for losses for which indemnification is sought without the prior written consent of the other (not to be unreasonably withheld or delayed); provided however, that the indemnifying Party shall have the right to settle or compromise any claim for losses without such prior written consent if the settlement or compromise provides for a full and unconditional release of the Indemnitee(s) and is not materially prejudicial to any Indemnitee’s rights.

9.4          Insurance. Each Party shall procure and maintain insurance consistent with normal business practices of prudent companies similarly situated. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 9. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation or non-renewal of such insurance.

Article 10

Term; Termination

10.1        Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 10, shall remain in effect on a Licensed Product-by-Licensed Product and country-by-country basis, until the expiration of the Royalty Term for such Licensed Product in such country (the “Term”); provided that this Agreement will expire upon expiration of the Option Term if Kineta does not provide the Option Exercise Notice before the expiration of the Option Term. Upon the expiration of the Royalty Term for a Licensed Product in a particular country, the licenses granted by GigaGen to Kineta under Section 2.1 with respect to such Licensed Product and such country shall become fully-paid, royalty free, perpetual and irrevocable.

10.2        Termination by Kineta. Kineta may terminate this Agreement at will upon thirty (30) days prior written notice to GigaGen.

10.3        Termination for Material Breach.

(a)           Breach. Subject to Section 10.3(b), each Party shall have the right to terminate this Agreement upon written notice to the other Party if such other Party materially breaches this Agreement and, after receiving written notice from the non-breaching Party identifying such material breach in reasonable detail, fails to cure such material breach within ninety (90) days from the date of such notice; provided that if such breach is not reasonably capable of cure within such ninety (90)-day period, the breaching Party may submit a reasonable cure plan prior to the end of such ninety (90)-day period, in which case the other Party shall not have the right to terminate this Agreement for so long as the breaching Party is using diligent efforts to implement such cure plan.

(b)           Disputed Breach. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 10.3(a), and such alleged breaching Party provides the other Party notice of such dispute within such ninety (90)-day period, then the non-breaching Party shall not have the right to terminate this Agreement under Section 10.3(a) unless and until the arbitrators, in accordance with Article 11, have determined that the alleged breaching Party has materially breached the Agreement and such Party fails to cure such breach within ninety (90) days following such arbitrators’ decision. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

10.4        Effects of Termination.

(a)           Accrued Obligations; Survival. Termination or expiration of this Agreement for any reason shall not release a Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereto to the extent it is expressly stated to survive such termination. The following provisions shall survive any expiration or termination of this Agreement for a period of time specified therein, or if not specified, then they shall survive indefinitely: Articles 1, 7, 9, 11 and 12 and Sections 2.5, 2.6, 5.4, 5.5, 5.6, 6.1, 6.2, 8.3 and 10.4.

(b)           Sublicense Survival. Upon termination of this Agreement by GigaGen pursuant to Section 10.3, any sublicense granted by Kineta under this Agreement shall survive as a direct license between GigaGen and such Sublicensee on the same terms and conditions as those set forth in this Agreement, to the extent applicable to the rights granted by Kineta to such Sublicensee, provided that such sublicense was granted in accordance with the terms of Section 2.2(b) and that such Sublicensee is in compliance with the terms of the sublicense agreement and agrees to comply with all applicable terms of this Agreement.

(c)           Continued License. If Kineta has the right to terminate this Agreement pursuant to Section 10.3, then in lieu of termination, Kineta shall have the right to keep this Agreement in effect and to elect the following consequences upon written notice to GigaGen: (i) the diligence obligations set forth in Section 3.2 shall terminate and (ii) the milestone payments set forth in Sections 4.3 and 4.4 and royalty payments in Section 4.5 shall, with respect to payments accrued after such election, be reduced by fifty percent (50%), and Kineta may offset such payment obligations by any contract damages that are determined to be due to Kineta pursuant to Article 11.

Article 11

Governing Law; Dispute Resolution

11.1        Governing Law. This Agreement shall be governed by, and all disputes arising under or in connection with this Agreement shall be resolved in accordance with, the laws of the State of Delaware, without giving effect to any conflicts of laws principles that would require the application of other law.

11.2        Dispute Resolution. The Parties recognize that disputes as to matters arising out of or in connection with this Agreement, including any question regarding its formation, existence, validity or termination, or either Party’s rights or obligations hereunder (collectively, “Disputes”) may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of such Disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 11 to resolve any such Dispute if and when it arises.

11.3

Resolution by Executives. If any Dispute arises, either Party may refer such Dispute to the Chief Executive Officer of GigaGen and the Chief Executive Officer of Kineta, who shall meet in person or by telephone within thirty (30) days after such referral to attempt in good faith to resolve such Dispute. If such matter cannot be resolved by discussion of such officers within such thirty (30)-day period (as may be extended by mutual written agreement), such Dispute shall be resolved in accordance with Section 11.4. The Parties acknowledge that discussions between the Parties to resolve Disputes are settlement discussions under applicable rules of evidence and without prejudice to either Party’s legal position.

11.4        Arbitration.

(a)

AAA. Any Dispute that is not resolved through negotiations under Section 11.3 shall be finally settled by binding arbitration by three (3) arbitrators pursuant to the then-current Commercial Arbitration Rules of the American Arbitration Association (“AAA Rules”), except where they conflict with this Section 11.4, in which case this Section 11.4 shall control. Each Party shall nominate one arbitrator and the two party-nominated arbitrators shall nominate the third arbitrator, who shall serve as the presiding arbitrator, within fifteen (15) days after the second arbitrator’s appointment. At the request of a Party, the arbitral tribunal shall have the discretion to order the disclosure of specified documents by the Parties. Such a request shall identify the document(s) with a reasonable degree of specificity and establish the relevance of the document(s) to the arbitration.

(b)

Seat; Language. The seat, or legal place, of arbitration shall be Seattle, Washington. The language of the arbitration shall be English. The Parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding Section 11.1 with respect to the applicable substantive Law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the U.S. Federal Arbitration Act, 9 U.S.C. §§ 1-16 (the “Federal Arbitration Act”), to the exclusion of any inconsistent state laws.

(c)

Relief. Except as otherwise specifically limited in this Agreement, the arbitral tribunal shall have the power to grant any remedy or relief that it deems appropriate, whether provisional or final, including injunctive relief. Each Party retains the right to apply to any court of competent jurisdiction for interim and/or conservatory measures, including pre-arbitral attachments or preliminary injunctions, and any such request shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate. The arbitration award shall be final and binding on the Parties, and the Parties undertake to carry out any award without delay. Judgment on the award may be entered in any court of competent jurisdiction.

(d)

Costs. Each Party shall bear its own legal fees. The arbitrators shall assess their costs, fees and expenses against the Party losing the arbitration unless they believe that neither Party is the clear winner, in which case the arbitrators shall divide such fees, costs and expenses according to their discretion. The arbitrators, in the arbitrators’ discretion, may award reimbursement of attorney’s fees to the prevailing Party.

(e)

Confidentiality. The existence and content of the arbitral proceeding, including any rulings or award, shall be kept confidential by the Parties and the arbitrators except to the extent (i) required by applicable Law; (ii) required to protect or pursue a legal right; (iii) required to enforce or challenge an award; or (iv) approved by written consent of the Parties. Notwithstanding anything to the contrary herein, either Party may disclose matters relating to the arbitration or the arbitral proceedings where necessary for the preparation or presentation of a claim or defense in such arbitration. The arbitrators shall issue appropriate protective orders to safeguard each Party’s Confidential Information.

(f)

Timing. The award shall be rendered within eighteen (18) months of the appointment of the arbitral tribunal, unless the Parties jointly request an extension or the arbitral tribunal determines, in a reasoned decision, that the interest of justice or the complexity of the case requires that such limit be extended.

(g)

Survivability. Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

(h)

Patent and Trademark Disputes. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any patents or trademarks shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.

Article 12

General Provisions

12.1        Rights in Bankruptcy. All licenses and other rights granted under or pursuant to this Agreement by GigaGen are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Kineta, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against GigaGen under the U.S. Bankruptcy Code, Kineta shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to Kineta and all embodiments of such intellectual property, which, if not already in Kineta’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon Kineta’s written request therefor, unless GigaGen elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by GigaGen upon written request therefor by Kineta.

12.2        Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 12.2, and shall be deemed to have been given for all purposes when received, if hand-delivered or sent by reputable courier service.

All notices to Kineta shall be addressed as follows:

Kineta, Inc.

219 Terry Avenue North, Suite 300

Seattle, WA 98109

Attn: General Counsel

with a copy to (which copy shall not constitute notice):

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attn: [***]

All notices to GigaGen shall be addressed as follows:

GigaGen, Inc.

1 Tower Place, Suite 750

South San Francisco, CA 94080

Attn: David Johnson

Any Party may, by written notice to the other, designate a new address to which notices to the Party giving the notice shall thereafter be delivered.

12.3

Force Majeure. No Party shall be liable for any delay or failure of performance to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by the exercise of due diligence it is unable to prevent, provided that the Party claiming excuse uses its commercially reasonable efforts to overcome the same.

12.4

Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

12.5

Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.6

Entirety of Agreement. This Agreement, including its Exhibits, sets forth the entire agreement and understanding of the Parties relating to the subject matter contained herein and supersedes all prior discussions and agreements between them (including the Confidentiality Agreement, which is hereby terminated) related to such subject matter. The Agreement may be amended only by a written instrument signed by authorized representatives of each of the Parties.

12.7

Non-Waiver. The failure of a Party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

12.8

Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

12.9

Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

12.10

Assignment. Neither Party may assign or transfer this Agreement without the prior written consent of the other, except that a Party may make such an assignment or transfer without the other Party’s consent to its Affiliates or to a Third Party successor to substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 12.10 shall be null, void and of no legal effect.

12.11

Limitation of Liability. Except FOR indemnity obligatIons in ARTICLE 9 and DAMAGES AVAILABLE FOR breach of ARTICLE 7, in no event shall either Party be liable to the other party for incidental, consequential, indirect, punitive or special damages arising out of or related to this Agreement, however caused, under any theory of liability, even if advised of the possibility of such damages.

12.12

No Strict Construction; Headings. This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein means including, without limiting the generality of any description preceding such term.

12.13

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document. Signatures provided by facsimile transmission or in Adobe Portable Document Format (.pdf) sent by electronic mail shall be deemed to be original signatures.

Signature Page to Follow

In Witness Whereof, the Parties hereto have duly executed this License Agreement to be effective on the Effective Date.

Kineta, Inc.		GigaGen, Inc.

By:	/s/ Craig Philips	By:	/s/ David S. Johnson

Name:	Craig Philips	Name:	David S. Johnson, Ph.D., MBA

Title:	President	Title:	Chief Executive Officer

Signature Page of License Agreement

Exhibit A

Licensed Patents